================================================================================

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                                COINSTAR, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                            [LOGO OF COINSTAR, INC]

                                          July 10, 2001

Dear Coinstar Stockholders:

  I am pleased to invite you to the Annual Meeting of Stockholders of Coinstar, Inc. The meeting will be held at 10:00 a.m. local time on August 10, 2001 at Coinstar's offices located at 1800-114th Avenue S.E., Bellevue, Washington 98004.

  At the meeting, you will elect three directors to our board of directors, ratify the selection of Deloitte & Touche LLP as our auditors, elect to increase the number of shares available for issuance under Coinstar's Employee Stock Purchase Plan, and transact any other business properly presented at the meeting. You will also have the opportunity to hear what has happened in our business during the past year and ask questions.

  We hope you can join us on August 10. Whether or not you can attend, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

                                          Sincerely,

                                          /s/ M. Carol Lewis

                                          M. Carol Lewis
                                          Chief Administrative Officer
                                          and Corporate Secretary

                                COINSTAR, INC.
                            1800 114th Avenue S.E.
                              Bellevue, WA 98004

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 10, 2001

                               ----------------

TO THE STOCKHOLDERS OF COINSTAR, INC.:

  On Friday, August 10, 2001, we will hold our 2001 Annual Meeting of Stockholders at our offices located at 1800-114th Avenue S.E., Bellevue, Washington 98004. The meeting will begin at 10:00 a.m. local time. At the meeting the stockholders will be asked to:

  1. Elect three directors to hold office until the 2004 Annual Meeting of Stockholders.

  2. Ratify the selection of Deloitte & Touche LLP as independent auditors of Coinstar for its fiscal year ending December 31, 2001.

  3. Elect to increase the number of shares available for issuance under Coinstar's Employee Stock Purchase Plan.

  4. Consider other matters properly presented at the meeting.

  You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on July 3, 2001.

                                          By Order of the Board of Directors

                                          /s/ M. Carol Lewis

                                          M. Carol Lewis
                                          Chief Administrative Officer
                                          and Corporate Secretary
Bellevue, Washington
July 10, 2001

  All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

                            PROXY STATEMENT CONTENTS

ANNUAL MEETING INFORMATION.................................................    1
  Who is entitled to vote?.................................................    1
  What is a quorum?........................................................    1
  What am I voting on?.....................................................    1
  How many votes are required to elect a director?.........................    1
  How many votes are required to amend the Employee Stock Purchase Plan?...    1
  How many votes do I have?................................................    2
  How will my proxy be voted?..............................................    2
  Who counts the votes?....................................................    2
  Can brokers vote on proposals?...........................................    2
  Can I revoke my proxy?...................................................    2


PROPOSAL 1 ELECTION OF DIRECTORS...........................................    2
  Nominees for election for a three-year term expiring at the 2004 Annual
   Meeting.................................................................    3
  Directors continuing in office until the 2002 Annual Meeting.............    3


BOARD COMMITTEES AND MEETINGS..............................................    4


REPORT OF THE AUDIT COMMITTEE..............................................    5


AUDIT AND RELATED FEES.....................................................    5


PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS...............    6


PROPOSAL 3 APPROVAL OF AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN.......    7


EXECUTIVE OFFICERS.........................................................   11


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............   13


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................   15


EXECUTIVE COMPENSATION.....................................................   16
  Directors Compensation...................................................   16
  Employment Contracts, Termination of Employment and Change-in-Control
   Arrangements............................................................   16
  Additional Information with Respect to Compensation Committee Interlocks
   and Insider Participation in Compensation Decisions.....................   18
  Summary Compensation Table...............................................   19


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
 COMPENSATION..............................................................   21


PERFORMANCE MEASUREMENT COMPARISON.........................................   23


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................   24


OTHER MATTERS..............................................................   24
  Will any other matters be presented at the annual meeting?...............   24
  How are proxies solicited and what are the costs involved?...............   24


STOCKHOLDER INFORMATION....................................................   25
  How does a stockholder present a matter to be considered at an annual
   meeting?................................................................   25
  May I see a list of stockholders?........................................   25

                                COINSTAR, INC.
                            1800 114th Avenue S.E.
                              Bellevue, WA 98004

                               ----------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on August 10, 2001

                               ----------------

                          ANNUAL MEETING INFORMATION

  The enclosed proxy is solicited on behalf of the Board of Directors of Coinstar, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Friday, August 10, 2001 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at our offices located at 1800-114th Avenue S.E., Bellevue, Washington 98004. We mailed this proxy statement and accompanying proxy card on or about July 10, 2001 to the stockholders who owned shares of our common stock as of July 3, 2001.

Who is entitled to vote?

  Only holders of record of common stock at the close of business on July 3, 2001 may vote at the annual meeting. We had approximately 20,803,418 shares of common stock outstanding on that date.

What is a quorum?

  The holders of a majority of the shares of the common stock, present in person or by proxy at the annual meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held.

What am I voting on?

  You are being asked to elect three directors to our board of directors, to ratify the appointment of Deloitte & Touche LLP as our auditors for the year 2001 audit, and to elect to increase the number of shares available for issuance under Coinstar's Employee Stock Purchase Plan. We are not aware of any other matters to be presented for action at the annual meeting.

How many votes are required to elect a director?

  If a quorum is present at the annual meeting, the three nominees for election as directors who receive the greatest number of votes cast by the shares present in person or by proxy represented at the annual meeting will be elected directors. In a plurality election, such as this, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required.

How many votes are required to amend the Employee Stock Purchase Plan?

  If a quorum is present at the annual meeting, an affirmative vote of a majority of the votes cast in person or by proxy represented at the annual meeting will be required to amend the Employee Stock Purchase Plan. Abstentions are counted towards a quorum, but are not counted for purposes of determining whether this matter has been approved.

How many votes do I have?

  Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.

How will my proxy be voted?

  All shares represented by proxies will be voted in accordance with the directions set forth on the proxy. If you do not give any direction, your shares will be voted for all management proposals. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the annual meeting, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote the shares in their best judgment.

Who counts the votes?

  Computershare Trust Company, Inc. the inspector of election appointed for the meeting, will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will typically have the same effect as negative votes, except with respect to votes for directors, pursuant to which abstentions have no effect.

Can brokers vote on the proposals?

  Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if their clients have not furnished voting instructions within ten days prior to the meeting. Certain proposals other than the election of directors are "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Broker non-votes are included in determining the presence of a quorum at the meeting, but they are not considered "shares present" for voting purposes and have no impact on the outcome of non-discretionary proposals, other than to reduce the number of favorable votes necessary to approve the proposal. Brokers have discretion to vote on all the proposals at the annual meeting so there will be no broker non-votes on any of the proposals.

Can I revoke my proxy?

  Any person giving a proxy may revoke it at any time before it is voted. It may be revoked by filing with our corporate secretary at our principal executive office, 1800-114th Avenue S.E., Bellevue, Washington 98004, a written notice of revocation or a signed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  Our Amended and Restated Certificate of Incorporation and Bylaws divide the board of directors into three classes. Each class consists, as nearly as possible, of one-third the total number of directors, and each class has a three-year term. There are currently no directors in the class of directors up for election at the 2003 annual meeting. Only persons elected by a majority of the remaining directors may fill vacancies on the board of directors. A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the size of the board of directors) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

  The board of directors is presently composed of six members. There are three directors in the class whose term of office expires in 2001. The existing directors in that class, Jens H. Molbak, William D. Ruckelshaus, and Robert O. Aders, will not stand for re-election. The three nominees for election to this class, Frances M. Conley, Keith D. Grinstein, and Ronald B. Woodard, do not currently serve as directors. If elected at the annual meeting, each of the nominees would serve until the 2004 annual meeting and until his or her successor is elected and qualified, or until such director's earlier death, resignation, or removal.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If any nominee becomes unavailable to serve as a director, the persons named in the enclosed proxy can vote for or against any other nominee in accordance with their judgment.

Nominees for election for a three-year term expiring at the 2004 Annual
Meeting:

Frances M. Conley

  Frances M. Conley, 58, is founder and president of Roanoke Capital, Ltd., a financial consulting and venture capital firm. Prior to founding Roanoke Capital, Ltd. in 1982, Ms. Conley held a variety of positions at Rainier National Bank, including senior vice president and chief administrative officer of the bank's Washington Division. She currently serves as a director for REI and Cutter & Buck.

Keith D. Grinstein

  Keith D. Grinstein, 41, has served as vice chairman of Nextel International, a telecommunications company, since August 1998. From November 1995 to August 1998, Mr. Grinstein served as president and chief executive officer of Nextel International. Mr. Grinstein's other past experience includes work at AT&T Wireless Services (formerly McCaw Communications), where he served as president and chief executive officer of the Aviation Communications Division. Mr. Grinstein currently serves on the board of directors for several public and private companies including The Ackerley Group, Car Toys, F5 Networks, and Terabeam.

Ronald B. Woodard

  Ronald B. Woodard, 58, is president and chief executive officer of Seattle-based MagnaDrive Corporation, a developer of breakthrough technology for torque transfer and speed control. Mr. Woodard co-founded MagnaDrive in April 1999 after a 32-year career with The Boeing Company where he held numerous positions including president of The Boeing Commercial Airplane Group. He currently serves on the board of directors for Atlas Air, Knowledge Anywhere, the Seattle Symphony and the University of Puget Sound.

  (The board of directors recommends a vote in favor of each nominee.)

Directors continuing in office until the 2002 Annual Meeting:

David E. Stitt

  David E. Stitt, 55, has been a director of Coinstar since February 1995. He has served as managing partner of Banyan Capital Partners, formerly Banyan Private Equity Management, a private investment firm, since February 1998. From 1985 to February 1998, he was an employee of Vencap, Inc. (formerly, Vencap Equities Alberta Ltd.), a venture capital firm, most recently as a vice president. Previously, for seven years, he was vice president of sales and marketing for Westmills Carpet Ltd., a regional carpet manufacturer located in western Canada.

Ronald A. Weinstein

  Ronald A. Weinstein, 60, has been a director of Coinstar since March 1992. Since November 1992, he has served as the managing general partner of the Weinstein Family Limited Partnership, an investment partnership. Mr. Weinstein also serves as a director of CelebrateExpress.com, Inc., an on-line party planning service, and Great Circle Family Foods, LLC, a food processing company.

David M. Eskenazy

  David M. Eskenazy, 39, has been a director of Coinstar since August 2000. Mr. Eskenazy has been involved in Coinstar as an investor prior to our initial public offering and, at that time, served in a board observer capacity on behalf of one of our largest shareholders, Richard C. Hedreen. Mr. Eskenazy has served as vice president of R.C. Hedreen Co., a Seattle area hotel developer, since October 1987 in various capacities relating to finance and investments.

                         BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended December 31, 2000 our board of directors held 15 meetings. The board of directors has an audit committee, a compensation committee and a nominating committee.

  Audit Committee. The audit committee meets with our independent auditors at least quarterly, prior to releasing our quarterly results, to review the results of the auditor's interim or annual review before they are released to the public or filed with the SEC or other regulators. The audit committee also recommends to our board of directors the independent auditors to be nominated and reviews the auditors' comments as to controls, adequacy of staff, and the results of procedures performed in connection with the audit process. The audit committee operates according to a written charter adopted by the board of directors. Beginning in the year 2000, the audit committee consisted of three non-employee directors, Messrs. David Stitt, Larry Hodges and George Clute. Mr. Clute chose not to stand for reelection to the board of directors and resigned in February 2000, leaving a vacancy on the audit committee. In May 2000, Robert O. Aders joined the board of directors and was appointed to the audit committee. In September 2000, Larry Hodges resigned from the board of directors, leaving a vacancy on the audit committee, which was filled in October 2000 when David Eskenazy was appointed to the committee. The audit committee met six times in 2000. Pursuant to the rules of the Nasdaq Stock Market, an audit committee of a company listed on Nasdaq is required to consist of at least three independent directors. We believe that all of the current members of the audit committee are deemed independent for purposes of the Nasdaq Stock Market.

  Compensation Committee. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our executive officers. In addition, the committee awards stock options to employees and consultants under our stock option plans, and performs other functions regarding compensation as delegated by the board of directors. The compensation committee is composed of three non-employee directors, Messrs. Ruckelshaus, Stitt, and Weinstein. The compensation committee met seven times in 2000.

  Nominating Committee. The nominating committee makes recommendations to the board of directors concerning candidates for directorships and has also served as our chief executive officer search committee. The nominating committee consisted of three directors in 2000: Messrs. Jens H. Molbak, Ronald A. Weinstein and Robert O. Aders. The nominating committee met four times in 2000. The committee will consider the names and qualifications of candidates for the board of directors submitted by stockholders in accordance with the procedures referred to on page 25 of this proxy statement.

  During the fiscal year ended December 31, 2000, each director attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which he served.

                         REPORT OF THE AUDIT COMMITTEE

  Responsibilities. The audit committee meets with our independent auditors at least quarterly, prior to releasing our quarterly results, to review the results of the auditor's interim or annual review before they are released to the public or filed with the SEC or other regulators. The audit committee also recommends to our board of directors the independent auditors to be nominated and reviews the auditors' comments as to controls, adequacy of staff, and the results of procedures performed in connection with the audit process. Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The audit committee's responsibilities also include considering, in consultation with the independent auditors, the audit scope and plan.

  Review with Management and Independent Accountants. In this context, the audit committee has met and held discussions with management and the independent auditors regarding our financial statements. The audit committee has reviewed and discussed with management and the independent auditors our audited consolidated financial statements as of and for the fiscal year ended December 31, 2000 and the independent auditors' report thereon. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

  The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent auditors the auditors' independence.

  Summary. Based on the reviews and discussions with management and the independent auditors referred to above, the audit committee recommended to the board of directors that our consolidated financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 31, 2000.

  In connection with its review of our consolidated audited financial statements for the fiscal year ended December 31, 2000, the audit committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent auditors. This report is submitted over the names of the members of the audit committee.

                              The Audit Committee

                                David E. Stitt
                                Robert O. Aders
                               David M. Eskenazy

                            AUDIT AND RELATED FEES

  Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $147,000.

  Financial Information Systems Design and Implementation Fees. There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

  All Other Fees. The aggregate fees billed by Deloitte for services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $273,000.

  The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                                  PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The board of directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since our inception in 1991. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting. They will have an opportunity to make a statement, if they choose, and will be available to respond to appropriate questions.

  Your ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by our bylaws or otherwise. The board of directors nonetheless is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If you fail to ratify the selection, the audit committee and the board of directors will reconsider whether to retain them. Even if the selection is ratified, the audit committee and the board of directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Coinstar and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.

  (The board of directors recommends a vote in favor of Proposal 2.)

                                  PROPOSAL 3
           APPROVAL OF AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

General

  On March 28, 1997, the board of directors adopted Coinstar's Employee Stock Purchase Plan (the "ESPP"), which was approved at the Annual Meeting of Stockholders on June 9, 1997. The purpose of the ESPP is to provide a means by which Coinstar employees may be given an opportunity to purchase our common stock. On March 25, 1999, the board of directors adopted an amendment to the ESPP to increase the number of shares available for issuance under the ESPP to 400,000 shares. This amendment was approved by our stockholders of Coinstar on June 16, 1999.

Proposed Amendment

  On May 1, 2001, the board of directors adopted, subject to stockholder approval, an amendment to the ESPP to increase the number of shares available for issuance under the ESPP from 400,000 to 600,000 shares. As of May 31, 2001, 114,719 shares were available for issuance under the ESPP (not including the proposed 200,000 share increase).

  Set forth below is a summary of certain important features of the ESPP, as amended, which summary is qualified in its entirety by reference to the full text of the ESPP, as amended and restated, which is attached hereto as Appendix A.

  (The board of directors recommends a vote in favor of Proposal 3.)

General

  In March 1997, the board of directors adopted, and the stockholders subsequently approved, the ESPP. The ESPP provides a means by which Coinstar employees (and any parent or subsidiary of Coinstar designated by the board of directors) may purchase Coinstar common stock at a discount through accumulated payroll deductions. Currently, the maximum number of shares of common stock that may be issued under the ESPP is 400,000, but will increase to 600,000 shares upon stockholder approval of the amendment to the ESPP.

  The market value of the security underlying the purchase right, as determined by the average of the high and low sale prices on May 31, 2001, as reported on Nasdaq, was $17.48.

Purpose

  The purpose of the ESPP is to attract and retain employees and to provide incentives for such persons eligible to participate under the plan to exert maximum efforts for our success. As of May 31, 2001, 461 of our 549 employees are eligible to participate in the ESPP.

  The rights to purchase common stock granted under the ESPP are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

Administration

  The ESPP is administered by the board of directors, which has the final power to construe and interpret the ESPP and the rights granted under it. The board of directors has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of such rights (which need not be identical), whether any parent or subsidiary of Coinstar will be eligible to participate in such plan and to establish, amend and revoke rules and regulations for its administration. The board of directors has the power to delegate administration of the ESPP to a committee of not less than two board members, which committee will have the same powers under the plan as the board of directors. The board of directors may abolish any such committee at any time and revest in the board of directors the administration of the ESPP.

Offerings

  The ESPP is implemented by offerings of rights to all eligible employees from time to time by the board of directors. The offering period for any offering may be no more than 27 months. The initial offering period began on the date of effectiveness of our initial public offering and ended on July 31, 1999.

  Thereafter, each offering begins on August 1 every two years and ends on the day prior to the second anniversary of its offering date, unless, prior to the commencement of any offering period the board of directors decides to change the terms of the offering period, decides that the offering will not occur, or no shares remain available for issuance under the plan.

  On the first day of the offering period, each eligible employee will be granted an option to purchase up to the number of shares purchasable with a percentage of the employee's earnings as determined by the board of directors (not to exceed 15%). The right shall be exercised on one or more purchase dates during the offering period as established by the board of directors at the beginning of the offering period. The current offering period has four purchase dates, on each July 31 and January 31.

Eligibility

  Any person who is customarily employed by us at least 20 hours per week and five months per calendar year (or by any Coinstar parent or subsidiary designated from time to time by the board of directors) on the first day of an offering period is eligible to participate in that offering under the ESPP, provided such employee has been in our continuous employ for a required period preceding the first day of the offering period (which period will not equal or exceed two years). At May 31, 2001, there were approximately 461 of our 549 employees eligible to participate in the ESPP. The board of directors may provide in any offering that officers who are "highly compensated" as defined in the Code are not eligible to participate in the ESPP. The board of directors may also provide that persons who first become eligible to participate after an offering period has begun may be added as participants in that offering period as of the first day they became eligible. The date of eligibility will become those participants' offering date for purposes of determining exercise price.

  Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the ESPP if, immediately after the grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary of Coinstar (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all of our employee stock purchase plans in any calendar year.

Participation in the Plan

  Eligible employees become participants in the ESPP by delivering to us, prior to the date selected by the board of directors as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of their earnings during the purchase period.

Purchase Price

  The purchase price per share at which shares are sold in an offering under the ESPP will not be less than the lower of (a) 85% of the fair market value of a share of common stock on the first day of the offering or on the first date of eligibility or (b) 85% of the fair market value of a share of common stock on the purchase date.

Payment of Purchase Price; Payroll Deductions

  The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may reduce or terminate his or her payroll deductions. Unless provided for in the offering, a participant may not increase or begin such payroll deductions after the beginning of any purchase period, except, if the board of directors provides, in the case of an employee who first becomes eligible to participate as of a date specified during the purchase period. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with our general funds. A participant may not make any additional payments into such account unless such payments are specifically provided for in the offering and the participant has not had the maximum amount withheld in the offering.

Purchase of Stock

  By executing an agreement to participate in the ESPP, the employee is entitled to purchase shares under such plan. In connection with offerings made under the ESPP, the board of directors may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the board of directors will make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

Withdrawal

  While each participant in the ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the ESPP. The withdrawal may be elected at any time prior to the end of the applicable offering period, subject to any specified limitations in the offering.

  Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the ESPP.

Termination of Employment

  Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee's employment for any reason, and we will distribute to a terminated employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of stock for the terminated employee.

Restrictions on Transfer

  Rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted. However, a participant may file a written designation of beneficiary to receive any shares and cash from a participant's amount in the event of the participant's death before the end of the offering period.

Duration, Amendment and Termination

  The board of directors may suspend or terminate the ESPP at any time in its discretion.

  Any amendment of the ESPP must be approved by the stockholders within 12 months of its adoption by the board of directors if the amendment would (i) increase the number of shares of common stock reserved for issuance under the ESPP, (ii) modify the requirements relating to eligibility for participation in the ESPP or (iii) modify any other provision of the ESPP in a manner that would materially increase the benefits accruing to participants under the ESPP, if required in order to comply with the requirements of Section 423 of the Code.

  Rights granted before amendment or termination of the ESPP will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

Effect of Certain Corporate Events

  In the event of a dissolution, liquidation, acquisition of majority voting power or specified type of merger of Coinstar, the surviving corporation either will assume the rights under the ESPP or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to the event.

Stock Subject to ESPP

  If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the common stock not purchased under such rights again becomes available for issuance under the plan.

Federal Income Tax Information

  Rights granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

  Generally, a participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. A participant will not recognize income for federal tax purposes either upon the grant of an option or the purchase of the common stock pursuant to an option.

  If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the amount paid for the shares under the option, or (ii) the excess of the fair market value of the shares at the time the option was granted over the option price (determined as of the beginning of the offering period) will be treated as ordinary income. The balance of any gain will be treated as long-term capital gain. Long-term capital gains are currently subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 20% while the maximum ordinary rate is effectively 39.6% at the present time.

  If the stock is sold for less than the option price, then no ordinary income is recognized and a long-term capital loss may be recognized equal to the difference.

  If the stock is sold or disposed of before the expiration of the required holding periods, then the excess of the fair market value of the stock on the exercise date over the option price will be treated as ordinary income at the time of such disposition. Any further gain or any loss will be taxed as a long-term or short-term capital gain or loss depending on how long the stock was held. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date.

  Generally, there are no federal income tax consequences to Coinstar by reason of the grant or exercise of rights under the ESPP. Coinstar may not claim a tax deduction for income recognized by a participant on the sale of shares of common stock received under the plan if the holding periods set forth above are met. However, if a participant disposes of common stock before the required holding periods are met, Coinstar is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of tax reporting obligations).

                              EXECUTIVE OFFICERS

  The following table sets forth the name, age and position of our executive officers as of June 30, 2001:

   Name                     Age                       Position
   ----                     ---                       --------
   Richard P. Stillman.....  46 Chief Operating Officer
   Diane L. Renihan........  35 Chief Financial Officer
   M. Carol Lewis..........  51 Chief Administrative Officer and Corporate Secretary
   Michael W. Parks........  54 Senior Vice President of Operations
   Michael L. Doran........  51 Senior Vice President of Software Technology
   William W. Booth........  45 Senior Vice President of Retail Development
   John P. Reilly..........  36 Vice President of Coin Services
   Richard C. Deck.........  32 Chief Accounting Officer

  Richard P. Stillman, has served as our chief operating officer since September 2000. He served as our vice president of marketing from September 1999 through August 2000. From April through August 1999, Mr. Stillman served as head of marketing at Onvia.com, a business-to-business e-services company. From August 1996 through January 1999, he co-founded and served as vice president of sales and marketing for Originet Inc., a start-up technology company providing digital multi-media interactive systems to large retailers. From February 1995 through July 1996, he served as senior vice president and group account director for Cole & Weber, an advertising communications firm.

  Diane L. Renihan, has served as our chief financial officer since September 2000. She served as our chief accounting officer from February 2000 through August 2000 and as our corporate controller from December 1999 through January 2000. From May 1995 to December 1999, Ms. Renihan served in various senior financial positions at Seattle Lighting Fixture Co., a retail distributor of lighting and related specialty products, including controller, director of finance and chief financial officer. Ms. Renihan is a certified public accountant.

  M. Carol Lewis, has served as our chief administrative officer and corporate secretary since September 2000. She served as our vice president of corporate organization and development from September 1998 through August 2000 and as our national director of philanthropic services from September 1996 to September 1998. Prior to that, Ms. Lewis served as executive director of Pacific Northwest Ballet, a professional ballet company.

  Michael W. Parks, has served as our senior vice president of operations since September 2000. He served as our vice president of operations from July 1998 through August 2000 and as our director of field operations from April 1994 through June 1998.

  Michael L. Doran, has served as our senior vice president of software technology since September 2000. He served as our vice president of software technology from September 1998 through August 2000 and as our director of information systems from August 1996 through September 1998. Prior to that, Mr. Doran served as senior manager of application services for Snohomish Public Utility District where he directed automation planning and application development.

  William W. Booth, has served as our senior vice president of retail development since September 2000. He served as our vice president of retail development from December 1998 through August 2000 and as our director of retail development from April 1995 through December 1998. Prior to that, Mr. Booth served as senior director of retail marketing services for Catalina Marketing Corporation, a consumer marketing company.

  John P. Reilly, has served as our vice president of coin services since September 2000. He served as our director of coin services from September 1998 through August 2000 and as our manager of coin services from March 1996 through September 1998. Prior to that, Mr. Reilly served as an account executive for General Electric Capital Corporation.

  Richard C. Deck, has served as our chief accounting officer since March 2001 and as our corporate controller and treasurer since December 2000. From October 1996 to September 2000, Mr. Deck served as the corporate controller of Concur Technologies, Inc., a software and service provider of expense management solutions. Prior to that, Mr. Deck was a senior financial analyst at Physio-Control International Corporation, a manufacturer and distributor of cardiac defibrillators. Mr. Deck is a certified public accountant.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table shows the number of shares of common stock beneficially owned on May 31, 2001 by: (i) each director and director nominee; (ii) each of the Named Executive Officers listed in the Summary Compensation Table on page 19 who were executive officers during 2000; (iii) the Named Executive Officers and Directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our outstanding common stock.

                                                  Number of Shares Percent of
                                                    Beneficially   Outstanding
Beneficially Owned                                    Owned(1)       Shares
------------------                                ---------------- -----------
Snyder Capital Management, L.P.(2)...............    2,522,000        12.1%
 Snyder Capital Management, Inc.
 350 California Street, Suite 1460
 San Francisco, CA 94104

Mark A. Riely(3).................................    2,048,000         9.9%
 260 West Broadway, Suite 2-D
 New York, NY 10013

Curtis L. Alexander(4)...........................    1,929,590         9.3%
 365 Boston Post Road, Suite 210
 Sudbury, MA 01716

Media Group Investors, L.P.(5)...................    1,158,350         5.6%
 365 Boston Post Road, Suite 210
 Sudbury, MA 01716

FMR, Corp.(6)....................................    1,842,900         8.9%
 82 Devonshire Street
 Boston, MA 02109

Hedreen Joint Venture(7).........................    1,789,846         8.6%
 PO Box 9006
 Seattle, WA 98109

Jens H. Molbak(8)................................      800,099         3.8%

Daniel A. Gerrity(9).............................      153,412           *

Richard P. Stillman(10)..........................       26,450           *

Michael W. Parks(11).............................       72,279           *

Michael L. Doran(12).............................       58,863           *

William W. Booth(13).............................       65,294           *

David M. Eskenazy(14)............................       30,700           *

David E. Stitt(15)...............................       37,000           *

William D. Ruckelshaus(16).......................       27,726           *

Ronald A. Weinstein(17)..........................      278,379         1.3%

Robert O. Aders(18)..............................       26,534           *

Frances M. Conley(19)............................       79,571           *

Keith D. Grinstein(20)...........................            0           *

Robert B. Woodard(21)............................            0           *

All directors and executive officers as a group
 (11 persons)....................................    1,576,736         7.4%

--------
  *   Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of May 31, 2001 are deemed outstanding. These option shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person (unless otherwise assumed to be outstanding). Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As of May 31, 2001, we had 20,768,573 shares of common stock outstanding.

 (2) Beneficial ownership of shares as of May 31, 2001 as reported on Questionnaire for Directors, Officers and 5% Shareholders signed by Snyder Capital Management, L.P. on February 27, 2001. Represents 2,522,000 shares over which Snyder Capital Management, L.P. and Snyder Capital Management, Inc. share dispositive power and 2,285,300 over which Snyder Capital Management, L.P. and Snyder Capital Management, Inc. share voting power.

 (3) Beneficial ownership of shares as of May 31, 2001 as reported on Questionnaire for Directors, Officers and 5% Shareholders signed by Mark
      A. Riely on February 28, 2001. Includes 155,000 shares of common stock owned of record by Mr. Riely, 344,710 shares of common stock owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp., of which Mr. Riely is a 50% stockholder, 1,158,350 shares of common stock owned by Media Group Investors, L.P., which has a sole general partner, Media Group Management, Inc., of which Mr. Riely is a 75% stockholder, 276,250 shares of common stock owned by an account of Goldman Sachs Strategic Tech Fund, which account is managed by Vercingetorix Corp., of which Mr. Riely is a 50% stockholder, and 113,690 shares of common stock owned by Key Media and Communications, Inc., which has as its investment adviser Vercingetorix Corp., of which Mr. Riely is a 50% stockholder.

 (4) Beneficial ownership of shares as of May 31, 2001 as reported on Questionnaire for Directors, Officers and 5% Shareholders signed by Mark
      A. Riely on February 28, 2001. As of June 9, 2000 Mr. Alexander has the sole power to vote and dispose of 36,590 shares of common stock owned of record by Mr. Alexander. Mr. Alexander has the shared power to vote and dispose of 1,158,830 shares of common stock owned by Media Group Investors, L.P. which has a sole general partner, Media Group Management, Inc., of which Mr. Alexander is a 25% shareholder, 344,710 shares of common stock owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp., of which Mr. Alexander is a 50% shareholder, 276,250 shares of common stock owned by an account of Goldman Sachs Strategic Technology Fund, which account is managed by Vercingetorix Corp., of which Mr. Alexander is a 50% shareholder and 113,690 shares of common stock owned by Key Media and Communications, Inc., which has as its investment advisor Vercingetorix Corp., of which Mr. Alexander is a 50% shareholder.

 (5) Beneficial ownership of shares as of May 31, 2001 as reported on Questionnaire for Directors, Officers and 5% Shareholders signed by Mark
      A. Riely on February 28, 2001. Media Group Investors, L.P. has shared power to vote and dispose of 1,158,350 shares of common stock with Curt
      L. Alexander and Mark A. Riely.

 (6) Beneficial ownership of shares as of December 31, 2000 as reported on Form 13G filed with the Securities and Exchange Commission on February 14, 2001. FMR, Corp. has sole dispositive power over all 1,842,900 shares beneficially owned and sole voting power over 383,200 of such shares. 1,459,700 of these shares are beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR, Corp., as investment advisor to various investment companies including Fidelity Small Cap Stock Fund, which directly owns 1,444,500 of the shares beneficially owned by Fidelity. The boards of trustees of the funds advised by Fidelity have sole voting power over shares directly owned by the funds.

 (7) Beneficial ownership of shares as of January 11, 2001 as filed on Form 13D with the Securities and Exchange Commission on January 22, 2001. Includes 1,789,846 shares beneficially owned by Richard C. Hedreen as sole manager of Hedreen Joint Venture. Hedreen Joint Venture shares dispositive power over all 1,789,846 shares with Mr. Hedreen. Mr. Hedreen has sole voting power over 898,542 of such shares.

 (8) Includes 241,017 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2001. Also includes 40,000 shares held by Mt. Shuksan Investments LLC and 73,000 shares held by Penny Partners L.P. Mr. Molbak shares voting and investment power over the shares held by Mt. Shuksan Investments LLC and Penny Partners L.P. and disclaims beneficial ownership of such shares except to the extent of his ownership interest therein.

 (9) Includes 81,000 shares issuable upon exercise of options exercisable within 60 days of May 31, 2001. Also includes 100 shares held by Mr. Gerrity's son. Mr. Gerrity shares voting and investment power over the shares held by his son and disclaims beneficial ownership of such shares except to the extent of his ownership interest therein.

(10) Includes 26,250 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001.

(11) Includes 59,271 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001.

(12) Includes 51,918 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001.

(13) Includes 57,758 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001.

(14) Includes 10,000 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001. Also includes 2,000 shares held by Mr. Eskenazy's spouse and 900 shares held by Mr. Eskenazy's son.

(15) Includes 30,000 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001.

(16) Includes 22,726 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001.

(17) Includes 41,428 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001. Also includes 90,400 shares beneficially owned by the Weinstein Family Limited Partnership. Mr. Weinstein is a general partner of the Weinstein Family Limited Partnership.

(18) Includes 16,534 shares issuable upon exercise of an option exercisable within 60 days of May 31, 2001.

(19) Represents 79,571 shares held by Roanoke Capital, Ltd. Ms. Conley is a partner of Roanoke Capital, Ltd. Ms. Conley shares voting and investment power over the shares held by Roanoke Capital, Ltd. with her spouse Gerald R. Conley. Ms. Conley is a director nominee standing for election at our 2001 annual meeting.

(20) Mr. Grinstein is a director nominee standing for election at our 2001 annual meeting.

(21) Mr. Woodard is a director nominee standing for election at our 2001 annual meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to report their stock holdings and transactions to the Securities and Exchange Commission.

  Robert O. Aders, a director, failed to report on a timely basis on Form 4 or Form 5 for the fiscal year ending December 31, 1999 his June 16, 1999 pro rata stock option grant to purchase up to 1,534 shares of our common stock. Such transaction was disclosed on a Form 5 for the fiscal year ending December 31, 2000, which was filed on February 14, 2001.

  Daniel A. Gerrity, our former president and chief executive officer, failed to report on a timely basis on Form 4 his October 27, 2000 exercise of a stock option to purchase 8,625 shares of our common stock. The transaction was disclosed on a Form 5 for the fiscal year ended December 31, 2000, which was filed on February 13, 2001.

  To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all other Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

Directors Compensation

  Each non-employee director receives annual cash compensation of $10,000 for service on the board of directors. Additionally, non-employee directors receive $250 for attending meetings of committees of which they are official members. Directors may elect to receive this cash compensation in the form of Coinstar stock.

  Each non-employee director also receives stock option grants under the Amended and Restated 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for automatic grants of options to purchase shares of common stock to eligible non-employee directors of Coinstar. The maximum number of shares of common stock that may be issued pursuant to options granted under the Directors' Plan is 200,000.

  During 2000, pursuant to the Directors' Plan, we granted the following: options to purchase 5,000 shares of our common stock to Robert O. Aders at an exercise price of $9.25, the fair market value of such stock on June 15, 2000, the date of grant; options to purchase 10,000 shares of our common stock to David M. Eskenazy at an exercise price of $11.00, the fair market value of such stock on August 1, 2000, the date of grant; options to purchase 5,000 shares of our common stock to William D. Ruckelshaus at an exercise price of $9.25, the fair market value of such stock on June 15, 2000, the date of grant; and options to purchase 15,000 shares of our common stock to Larry A. Hodges at an exercise price of $9.25, the fair market value of such stock on June 15, 2000, the date of grant. Of Mr. Hodges' grant, 10,000 shares were subsequently cancelled when Mr. Hodges resigned from the board of directors.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

  Employment Agreements. In June 2000, we entered into an employment agreement with Richard P. Stillman. Under the agreement, we agreed to pay Mr. Stillman a specified annual base salary. The agreement provides that Mr. Stillman is eligible to receive an annual cash bonus if he meets performance targets applicable to such bonus. In addition, Mr. Stillman is entitled to receive a one time primary stay bonus equal to three months' base salary if Mr. Stillman is employed by us on the earlier of (i) December 1, 2001 and (ii) the date on which we hire a new president and chief executive officer, and if we have not hired a new president and chief executive officer by December 1, 2001, Mr. Stillman will receive a secondary stay bonus equal to three months' base salary if Mr. Stillman is employed by us on the date on which we do hire a new president and chief executive officer.

  The agreement also provides Mr. Stillman with certain benefits if he terminates his employment for "good reason" or is terminated without "cause" prior to December 31, 2002. These benefits include:

  . If terminated without cause prior to the date on which we hire a new president and chief executive officer, termination payments equal to nine months' annual base salary and (i) two times Mr. Stillman's primary stay bonus in the event Mr. Stillman's employment is terminated without cause prior to December 1, 2001 or (ii) two times Mr. Stillman's secondary stay bonus in the event Mr. Stillman's employment is terminated without cause after December 1, 2001 and prior to the date on which we hire a new president and chief executive officer;

  . If terminated without cause after the date on which we hire a new president and chief executive officer, Mr. Stillman will be entitled to receive termination payments equal to (i) nine months' annual base salary in the event of such termination prior to April 1, 2002, or (ii) six months' annual base salary for any such termination thereafter; provided, however, that our obligations to provide such benefits, will be offset by the amount of salary or pay Mr. Stillman receives from other employment obtained during any salary continuation period following such termination;

  . If Mr. Stillman terminates with good reason, termination payments equal to (i) nine months' annual base salary in the event of such termination prior to April 1, 2002, or (ii) six months' annual base salary for any such termination thereafter;

  . Continuation of health insurance benefits, including current dependent coverage, for the period of time following the date of termination equal to the amount of termination payments Mr. Stillman is entitled to receive; and

  .  Acceleration of 100% of Mr. Stillman's unvested stock options.

  The agreement prohibits Mr. Stillman from engaging in certain competitive activities for (i) nine months, if Mr. Stillman's employment terminates prior to April 1, 2002, or (ii) six months, if Mr. Stillman's employment terminates on or after April 1, 2002.

  In April and May 2001, we entered into employment agreements with William W. Booth, Michael W. Parks and Michael L. Doran. Under the agreements, we agreed to pay each executive a specified annual base salary. In addition, the agreements provide that such executive is eligible to receive an annual cash bonus, if such executive meets performance targets applicable to such bonuses.

  The agreements also provide for terms of employment to expire on December 31, 2002 and provide certain benefits if the executive terminates his or her employment for "good reason" or is terminated without "cause" prior to such date. These benefits include:

  . If terminated without cause, termination payments equal to six months' annual base salary;

  . If the executive terminates with good reason, termination payments equal to the lesser of six months' annual base salary and the annual base salary such executive would have received if his or her employment had continued until December 31, 2002; and

  . Continuation of health insurance benefits, including current dependent coverage, for 12 months following the date of termination.

  Our obligations to provide such benefits, however, will be offset by the amount of salary or pay the executive receives from other employment obtained during any salary continuation period following such termination.

  The agreements require the executives to refrain from divulging confidential information during the shorter of (a) one year following termination of employment without cause or for good reason or (b) the period of the severance payment.

  Separation Agreements. In November 2000, we entered into a separation agreement with Daniel A. Gerrity. The agreement provides certain benefits effective November 15, 2000, the date of Mr. Gerrity's resignation as president and chief executive officer of Coinstar. Such benefits include twelve months' severance pay (aggregate $300,000) payable over a 12-month period, one year of continued health insurance benefits, including dependent care coverage, and vesting of Mr. Gerrity's unvested stock options.

  On June 14, 2001, we entered into an agreement with Jens Molbak in connection with his resignation as chairman of our board of directors. Pursuant to the agreement, Mr. Molbak will be entitled to compensation of $250,000 per year for two years beginning on June 20, 2001, the effective date of Mr. Molbak's resignation, as well as certain health and medical benefits. In addition, we agreed to provide Mr. Molbak with a transition payment of $50,000 to be used (in Mr. Molbak's sole discretion) for legal fees and expenses, professional tax planning services, and other costs and expenses relating to Mr. Molbak's resignation.

  Pursuant to the agreement, Mr. Molbak has agreed to provide us with certain consulting services during the two-year period following his resignation. The agreement provides that for so long as Mr. Molbak continues to provide consulting services to us his unvested stock options will vest in accordance with their current vesting schedules and he may exercise the vested portion of any such option at any time during the current term of such option. If Mr. Molbak is terminated as a consultant for any reason, one hundred percent of Mr. Molbak's unvested stock options will immediately vest and he may exercise such options at any time for up to a period equal to two years and ninety days from his resignation date; provided, however, none of Mr. Molbak's stock options will be exercisable following the date that is ten years after the date such option was granted to Mr. Molbak. If Mr. Molbak terminates the consulting services for any reason other than because of a material breach of the agreement by us, the unvested portion of Mr. Molbak's stock options will expire and Mr. Molbak will have 90 days from the date of such termination to exercise the vested portion of his stock options. At the completion of the two-year consulting period, and assuming no prior termination of the consulting services has occurred, one hundred percent of Mr. Molbak's then unvested options will immediately vest.

  The agreement prohibits Mr. Molbak from engaging in certain competitive activities during the two year period following his resignation.

  Amendments to Option Plans. In March 2001, the Board adopted amendments to our Amended and Restated 1997 Equity Incentive Plan and our 2000 Equity Incentive Plan that provide that in the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of Coinstar; (2) a merger or consolidation in which we are not the surviving corporation; or (3) a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law (a "Company Transaction"): (i) any surviving corporation or a parent of such surviving corporation shall assume any vested or unvested options or other stock awards outstanding under the plans or shall substitute similar options or other stock awards for those outstanding under the plan, or (ii) such options or other stock awards shall continue in full force and effect. Any such options or stock awards that are assumed or replaced in a connection with a Company Transaction and do not otherwise accelerate at that time shall automatically become fully vested and exercisable with respect to 50% of the unvested portion of the option or other stock award in the event that the employment or service relationship of the holder of such option or other stock award with the successor company should terminate (i) in connection with the Company Transaction or (ii) subsequently within one year following such Company Transaction, unless such employment or service relationship is terminated by the successor company for cause or by the holder of such option or stock award voluntarily without good reason. In the event any surviving corporation or its parent refuses to assume or continue such options or other stock awards, then, with respect to options and stock awards held by persons then performing services as employees, directors or consultants, the time during which such options or stock awards may be exercised shall be accelerated, the vesting of such options or stock awards shall be accelerated and the options or stock awards terminated if not exercised prior to such event.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

  In February 2000, Mr. Weinstein entered into a transaction with our subsidiary, Meals.com. Please see Certain Relationships and Related Transactions on page 24 for a description of such transaction.

Summary Compensation Table

  The following table shows for the fiscal years ended December 31, 2000, 1999 and 1998, compensation awarded or paid to, or earned by, our chief executive officer and the other four most highly compensated executive officers at December 31, 2000 (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                       Long-Term
                                          Annual      Compensation
                                       Compensation      Awards
                                     ---------------- ------------
                                                       Securities
                                                       Underlying   All Other
Name and Principal Position     Year  Salary   Bonus    Options    Compensation
---------------------------     ---- -------- ------- ------------ ------------
Jens H. Molbak(2).............. 2000 $116,667 $   --        --       $   --
 Chairman of the Board          1999  180,000     --    200,000          --
                                1998  180,000     --    108,308          --

Daniel A. Gerrity(3)........... 2000  250,833  37,500    25,000       37,500
 President and Chief Executive  1999  200,000     --    150,000          --
 Officer                        1998  189,135  25,000   122,512          --

Richard P. Stillman(4)......... 2000  158,958  19,540    95,000          --
 Chief Operating Officer        1999   50,613     --     60,000          --

William W. Booth(5)............ 2000  125,625  44,939    25,000          --
 Senior Vice President of       1999  120,833  19,801    36,000          --
 Retail Development             1998  110,000  20,626    22,000          --

Michael W. Parks(6)............ 2000  141,208   7,880    30,000          --
 Senior Vice President of       1999  128,000     --     37,000          --
 Operations                     1998  120,000     --     40,538          --

Michael L. Doran(7)............ 2000  136,250  10,570    40,000          --
 Senior Vice President of       1999  130,000     --     44,000          --
 Software Technology            1998  110,000   6,875    30,308          --

--------
(1) As permitted by rules established by the Securities and Exchange Commission, no amounts are shown with respect to certain perquisites where such amounts do not exceed the lesser of 10% of the sum of the amount in the salary and bonus columns or $50,000.

(2) As of February 10, 2000, Mr. Molbak resigned as chief executive officer of Coinstar and assumed the role of full-time chief executive officer of Meals.com, Inc., one of Coinstar's subsidiaries. Mr. Molbak remained as the chairman of the board of Coinstar through the date of his resignation on June 20, 2001. In connection with his change of position on February 10, 2000 and his compensation package from Meals.com, Mr. Molbak relinquished 50,000 of his Coinstar stock options.

(3) On February 10, 2000, Mr. Gerrity was promoted to chief executive officer while maintaining his role as president. As of November 15, 2000, Mr. Gerrity resigned as president and chief executive officer. Mr. Gerrity's 2000 bonus was paid in February 2001, but was earned in 2000 for performance in 2000. In addition, Mr. Gerrity's 1998 bonus was paid in February 1999, but was earned in 1998 for performance in 1998. Other compensation in 2000 represents $37,500 received pursuant to a separation agreement in connection with Mr. Gerrity's resignation.

(4) Mr. Stillman was hired as our vice president of marketing in September 1999 and was promoted to chief operating officer in September 2000. Mr. Stillman's 2000 bonus was paid in February 2001, but was earned in 2000 for performance in 2000.

(5) Mr. Booth's 2000 bonus was paid in February 2001, but was earned in 2000 for performance in 2000. His 1999 bonus was paid in February 2000 but was earned in 1999 for performance in 1999. His 1998 bonus was paid in February 1999, but was earned in 1998 for performance in 1998.

(6) Mr. Parks' 2000 bonus was paid in February 2001, but was earned in 2000 for performance in 2000.

(7) Mr. Doran's 2000 bonus was paid in February 2001, but was earned in 2000 for performance in 2000. In addition, his 1998 bonus was paid in February 1999, but was earned in 1998 for performance in 1998.

Stock Option Grants and Exercises

  We grant options to our executive officers under the Coinstar 2000 Equity Incentive Plan and the Amended and Restated 1997 Equity Incentive Plan. As of December 31, 2000, options to purchase a total of 3,025,664 shares were outstanding under the plans and options to purchase 824,219 shares remained available for grant under the plans.

  The following tables show, for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers.

                              Option Grants Table

                                                                                Potential Realizable
                         Number of                                                Value at Assumed
                         Securities  Percent of                                 Annual Rates of Stock
                         Underlying Total Options                              Price Appreciation for
                          Options    Granted in     Exercise                       Option Term(3)
                          Granted    Fiscal 2000     Price                     -----------------------
          Name              (1)          (2)       ($/Share)   Expiration Date   5%($)       10%($)
          ----           ---------- ------------- ------------ --------------- ---------- ------------
Jens H. Molbak..........      --         --                --              --  $      --  $        --
Daniel A. Gerrity.......   25,000        3.0%     $14.13           2/24/10         91,578      200,928
Richard P. Stillman.....   95,000       11.5%     $11.69-15.31 9/7/10-12/14/10    743,894    1,885,174
William W. Booth........   25,000        3.0%     $11.69-15.31 9/7/10-12/14/10    217,959      552,351
Michael W. Parks........   30,000        3.6%     $11.69-15.31 9/7/10-12/14/10    266,110      674,376
Michael L. Doran........   40,000        4.8%     $11.69-15.31 9/7/10-12/14/10    362,413      918,426

--------
(1) The per share exercise price is the fair market value of Coinstar common stock on the date of grant, and the term of the options is ten years, subject to earlier termination in the event of termination of employment. Options generally vest over four years with 25% vesting after the first year and an additional 2.08333% of the shares vesting upon completion of each full month thereafter. The options may be accelerated in the event of specified types of corporate reorganizations. The exercise price may be paid either in cash or at the discretion of the board of directors (i) by delivery of other Coinstar common stock owned for six months, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the board of directors.

(2) Based on an aggregate of 824,000 shares subject to options granted to our employees in the fiscal year ended December 31, 2000, including the Named Executive Officers.

(3) The potential realizable value calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent a prediction of our stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

  Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

                                                       Number of Securities
                                                      Underlying Unexercised     Value of Unexercised
                                                            Options at          In-the-Money Options at
                                                         December 31, 2000       December 31, 2000(2)
                         Shares Acquired    Value    ------------------------- -------------------------
Name                       on Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- ----------- ----------- ------------- ----------- -------------
Jens H. Molbak..........      5,000       $ 69,315     202,475      120,833    $1,276,921    $601,562
Daniel A. Gerrity.......     13,125        142,690     327,512          --      1,692,587         --
Richard P. Stillman.....        --             --       17,500      137,500        38,594     371,056
William W. Booth........      2,700         41,783      49,092       56,208       439,282     200,993
Michael W. Parks........        --             --       48,354       63,646       285,073     208,797
Michael L. Doran........      1,875         24,879      42,583       77,875       278,537     249,047

--------
(1) Based on the difference between the fair market value on the date of exercise and the exercise price.
(2) Based on the difference between the fair market value on December 31, 2000 ($15.25 per share) and the exercise price.

             REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Committee Report

  The compensation committee of the board of directors is composed of three outside directors who are not our employees and are free of any relationship that would interfere with their exercise of independent judgment. The committee is responsible for setting and administering the policies that govern executive compensation and provides the following report to stockholders describing compensation policies applicable to our executive officers for the fiscal year ending December 31, 2000. Executive officers who are also directors did not participate in decisions regarding their own compensation.

Philosophy

  Our executive compensation program is designed to attract, retain, and motivate the talent we need to achieve our aggressive business goals and to build stockholder value. A significant portion of executive compensation is linked to key measures of corporate performance as defined annually in our business plan. Additionally, through the long-term incentive program, executives earn a significant portion of their compensation through option grants that increase in value as our stock increases in value. The goal of this compensation plan is to align executive pay with increased value for stockholders.

  We take a "total compensation" approach, evaluating the competitiveness of each executive compensation package based on all components of compensation: base salary, bonus pay (short-term incentive program), stock options (long-term incentive program), and benefits. In 2000, we again retained an independent consultant to assist in the review of our pay practices, including executive pay. As in previous years, the consultant made recommendations for market-driven adjustments to base pay.

  The following is a discussion of each of the elements of our executive compensation program including a description of the decisions and actions taken by the committee to determine compensation in 2000 for the chief executive officer and the Named Executive Officers listed in the Summary Compensation Table on page 19.

2000 Executive Compensation Program

  Compensation paid to our executive officers in 2000 consisted of the following elements:

  Base Salary. Base salaries for executives are determined by evaluating (1) the responsibilities of the position, (2) the strategic value of the position to Coinstar, (3) the experience and skills of the individual filling the position, and (4) market data for comparable positions in other companies with a similar revenue base. The base salaries for our executive officers are generally at the median when compared with similar positions in the market place. This is consistent with our philosophy to weigh compensation more heavily towards incentive pay programs that link executive rewards with stockholder value.

  Bonus Pay (Short-Term Incentive Program). The executive bonus plan is tied to specific business objectives developed annually in our business plan and approved by the board of directors. The target bonus for our executive officers is determined as a percentage of base salary. In 2000, executive officers earned approximately 30% of the target bonus for their position with the exception of senior vice president of retail development, William W. Booth, who received approximately 90% of the target bonus. Bonus payments for 2000 were made in February 2001.

  Stock Options (Long-Term Incentive Program). We believe that a significant percentage of compensation to executive officers should be delivered in the form of stock options. Stock options utilized for this purpose align management interests with stockholders by allowing them to share in the long-term increase in value of our company. We believe these stock options play a key role in attracting, motivating, and retaining the services of our executive employees.

  Incentive Stock Options and Non-Statutory Stock Options are awarded to both executive and non-executive employees on an annual basis by this committee or the board of directors. The Amended and Restated 1997 Equity Incentive Plan provides for the grant of up to 3,580,000 shares of common stock, of which there were, as of December 31, 2000, 697,159 shares issued upon exercise of options, 2,619,062 options to purchase shares outstanding, and 263,779 shares available for future grant. On December 14, 2000, our board of directors approved the 2000 Equity Incentive Plan for employees and on a limited basis, for our executive officers. The 2000 Equity Incentive Plan provides for the grant of non-statutory stock options and is intended primarily to expand the available options for grant to non-officer employees. The 2000 Equity Incentive Plan provides for the grant of up to 770,000 shares of common stock, of which there were, as of December 31, 2000, no shares issued upon exercise of options, 280,200 options to purchase shares outstanding, and 489,800 shares available for future grant. Stock options are typically granted with exercise prices equal to the prevailing market value of our common stock on the date of the grant, have 10-year terms, and typically vest over a four year period.

  We do not employ a set of mechanical criteria in awarding stock options. Rather we evaluate a series of factors including (1) the anticipated contribution by the individual, (2) the stock options required from a competitive point of view to retain the services of a valued executive officer, and (3) market data for comparable positions in other companies with a similar revenue base.

Chief Executive Officer Compensation

  Jens H. Molbak served as chief executive officer until February 10, 2000 when he resigned this position. He continued on as chairman of the board of directors through the date of his resignation on June 20, 2001. Mr. Daniel A. Gerrity served as president and chief operating officer until February 10, 2000 when he was promoted to chief executive officer replacing Mr. Molbak. On November 15, 2000, Mr. Gerrity resigned as chief executive officer.

  Mr. Molbak and Mr. Gerrity were eligible to participate in the same executive compensation programs as were available to other executive officers and their compensation was based on factors identical to other executive officers. Mr. Molbak was not granted stock options during the 2000 fiscal year. The board of directors granted Mr. Gerrity stock options under the 1997 Equity Incentive Plan for 25,000 shares of common stock on February 24, 2000 at the option exercise price of $14.125 per share.

Conclusion

  Through the programs described above, a significant portion of our compensation program and the chief executive officer's compensation are contingent on our performance, and the realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

                          The Compensation Committee

                            William D. Ruckelshaus
                                David E. Stitt
                              Ronald A. Weinstein

                      PERFORMANCE MEASUREMENT COMPARISON

  The following graph shows the total stockholder return of an investment of $100 in cash on July 3, 1997 (the date on which our common stock was first traded on the Nasdaq National Market) for (i) our common stock, (ii) the Nasdaq Stock Market (U.S.) Index, and (iii) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 2000.

                COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*
          AMONG COINSTAR, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE RUSSELL 2000 INDEX

                              [PERFORMANCE GRAPH]

                                7/3/97 8/97  10/97 12/97 2/98  4/98  6/98  8/98
                                ------ ----- ----- ----- ----- ----- ----- -----
Coinstar, Inc. ................   100    113   96    87     80    94    88    70
Nasdaq Stock Market (U.S.).....   100    108  109   108    121   128   129   103
Russell 2000...................   100    106  109   114    119   125   120    93

                                10/98  12/98 2/99  4/99  6/99  8/99  10/99 12/99
                                -----  ----- ----  ----  ----- ----- ----- -----
Coinstar, Inc. ................    70    102  150   224    273   220    73   133
Nasdaq Stock Market (U.S.).....   122    152  158   176    186   190   205   281
Russell 2000...................   101    107   97   106    113   106   102   105

                                 2/00  4/00  6/00  8/00  10/00 12/00
                                -----  ----- ----  ----  ----- -----
Coinstar, Inc. ................   133    107   96   110    126   145
Nasdaq Stock Market (U.S.).....   323    266  275   291    232   170
Russell 2000...................   135    118  121   126    117   114

---------------------
* $100 invested on July 3, 1997 in stock or index including reinvestment of dividends. Fiscal year ending December 31. Historical returns are not necessarily indicative of future performance.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On February 10, 2000, Mr. Ronald A. Weinstein, a director of Coinstar, purchased 500,000 shares of Series A Convertible Preferred Stock of Meals.com, Inc. for an aggregate purchase price of $500,000. This purchase was made in connection with the issuance and sale by Meals.com of an aggregate $15.5 million of its convertible preferred stock. Mr. Weinstein also received a warrant to purchase an additional 500,000 shares of Meals.com for $0.125 per share. In June 2001, we entered into a Securities Purchase Agreement with the minority stockholders of Meals.com, including Mr. Weinstein, pursuant to which we agreed to purchase all outstanding securities (including Series A preferred stock and warrants) of Meals.com held by the minority stockholders for an aggregate purchase price of $1 million. The purchase price is payable in shares of our common stock based on the $18.99 closing price of the stock on June 8, 2001. The Meals.com minority stockholders are entitled to certain registration rights with respect to the shares of our common stock issued to them in this transaction. In connection with this transaction, Mr. Weinstein will receive 4,787 shares of our common stock, valued at approximately $91,000 based on the June 8, 2001 closing price of our common stock, in consideration for the Meals.com Series A preferred stock and warrants we are acquiring from him.

  In November 2000, we entered into a separation agreement with Daniel A. Gerrity. Please see Employment Contracts, Termination of Employment and Change-in-Control Arrangements on page 16 for a summary of such agreement.

  In April and May 2001, we entered into employment agreements with William W. Booth, Michael W. Parks and Michael L. Doran. Please see Employment Contracts, Termination of Employment and Change-in-Control Arrangements on page 16 for a summary of agreements.

  In June 2001, we entered into an employment agreement with Richard P. Stillman. Please see Employment Contracts, Termination of Employment and Change-in-Control Arrangements on page 16 for a summary of such agreement.

  In June 2001, we entered into a separation agreement with Jens H. Molbak. Please see Employment Contracts, Termination of Employment and Change-in-Control Arrangements on page 16 for a summary of such agreement.

  We believe that these transactions were on terms no less favorable to Coinstar or Meals.com than could be obtained from unaffiliated third parties. There were no other material related party transactions during the year.

                                 OTHER MATTERS

Will any other matters be presented at the annual meeting?

  The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

How are proxies solicited and what are the costs involved?

  We will bear the cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the form of proxy, and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees of Coinstar or, at our request, by MacKenzie Partners, a professional proxy solicitation firm. No additional compensation will be paid to directors, officers, or other regular employees for such services, but MacKenzie Partners will be paid its customary fee, estimated to be approximately $7,500, if it renders solicitation services.

                            STOCKHOLDER INFORMATION

How does a stockholder present a matter to be considered at an annual meeting?

  Proposals of stockholders that are intended to be presented at our 2002 Annual Meeting of Stockholders must be received by us not later than March 12, 2002 in order to be included in the proxy statement and proxy relating to that annual meeting. A stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting.

  Stockholders are also advised to review our bylaws that contain additional requirements with respect to advance notice of stockholder proposals and director nominations. These advance notice provisions apply regardless of whether a stockholder seeks to include such proposals in our proxy statement.

May I see a list of stockholders?

  In accordance with Delaware law, a list of stockholders of record entitled to vote at the annual meeting will be available at our offices, which is the location of the annual meeting on August 10, 2001. For ten days before the meeting, the list will be available between the hours of 9 a.m. and 4 p.m. local time. A stockholder may examine the list for any legally valid purpose related to the annual meeting.

                                          By Order of the Board of Directors

                                          /s/ M. Carol Lewis

                                          M. Carol Lewis
                                          Chief Administrative Officer
                                          and Corporate Secretary

July 10, 2001

  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2000 is available without charge upon written request to: Investor Relations, Coinstar, Inc., 1800-114th Avenue S.E., Bellevue, Washington 98004.

                                  APPENDIX A

                                COINSTAR, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                            ADOPTED MARCH 28, 1997
                   APPROVED BY STOCKHOLDERS ON JUNE 9, 1997
                            AMENDED MARCH 25, 1999
              AMENDMENT APPROVED BY STOCKHOLDERS ON JUNE 16, 1999
                              AMENDED MAY 1, 2001

1. PURPOSE.

  (a) The purpose of the Employee Stock Purchase Plan (the "Plan") is to provide a means by which employees of Coinstar, Inc., a Delaware corporation (the "Company"), and its Affiliates, as defined in subparagraph l(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

  (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

  (c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

  (d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

2. ADMINISTRATION.

  (a) The Plan shall be administered by the Board of Directors (the "Board") of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

  (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

    (i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

    (ii) To designate from time to time which Affiliates of the Company hall be eligible to participate in the Plan.

    (iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

    (iv) To amend the Plan as provided in paragraph 13.

    (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

  (c) The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3. SHARES SUBJECT TO THE PLAN.

  (a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate Six Hundred Thousand (600,000) shares of the Company's common stock (the "Common Stock"). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

  (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4. GRANT OF RIGHTS; OFFERING.

  (a) The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an "Offering") on a date or dates (the "Offering Date(s)") selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

  (b) If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised.

5. ELIGIBILITY.

  (a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the

Offering Date, such employee's customary employment with the Company or such Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.

  (b) The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

    (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right;

    (ii) the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

    (iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

  (c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

  (d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under "employee stock purchase plans" of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee's rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

  (e) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. RIGHTS; PURCHASE PRICE.

  (a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee's Earnings (as defined by the Board for each Offering) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (the "Purchase Date(s)") on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

  (b) In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

  (c) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

    (i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

    (ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

  (a) An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee's Earnings (as defined by the Board for each Offering) during the Offering. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

  (b) At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant's interest in that Offering shall be automatically terminated. A participant's withdrawal from an Offering will have no effect upon such participant's eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

  (c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee's employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

  (d) Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.

8. EXERCISE.

  (a) On each Purchase Date specified therefor in the relevant Offering, each participant's accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant's account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant's account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant's account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

  (b) No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9. COVENANTS OF THE COMPANY.

  (a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.

  (b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10. USE OF PROCEEDS FROM STOCK.

  Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11. RIGHTS AS A STOCKHOLDER.

  A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant's shareholdings acquired upon exercise of rights hereunder are recorded in the books of the Company.

12. ADJUSTMENTS UPON CHANGES IN STOCK.

  (a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

  (b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation;
(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, as determined by the Board in its sole discretion (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants' rights under the ongoing Offering terminated.

13. AMENDMENT OF THE PLAN.

  (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

    (i) Increase the number of shares reserved for rights under the Plan;

    (ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code); or

    (iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

  (b) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14. DESIGNATION OF BENEFICIARY.

  (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death during an Offering.

  (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. TERMINATION OR SUSPENSION OF THE PLAN.

  (a) The Board in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

  (b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of
Section 423 of the Code.

16. EFFECTIVE DATE OF PLAN.

  The Plan shall become effective on the same day that the Company's initial public offering of shares of common stock becomes effective (the "Effective Date"), but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board or the Committee, which date may be prior to the Effective Date.

                                 COINSTAR, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 10, 2001

  The undersigned hereby appoints Diane L. Renihan and M. Carol Lewis, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Coinstar, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at Coinstar's offices located at 1800-114th Avenue S.E., Bellevue, Washington 98004 on Friday, August 10, 2001 at 10:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect three directors to the board of directors to hold office until the 2004 Annual Meeting of Stockholders.

      FOR all nominees listed below                    WITHHOLD AUTHORITY
      (except as marked to the contrary below) [_]     to vote for
                                                       all nominees listed
                                                       below [_]

     Nominees: Frances M. Conley, Keith D. Grinstein and Robert B. Woodard

To withhold authority to vote for any nominee(s) write such nominee(s') name(s)
                                    below:

--------------------------------------------------------------------------------
                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of Deloitte & Touche LLP as independent auditors of Coinstar for its fiscal year ending December 31, 2001.

                 [_] FOR         [_] AGAINST       [_] ABSTAIN

--------------------------------------------------------------------------------
                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: To approve the amendment to Coinstar's Employee Stock Purchase Plan to increase the number of authorized shares under the plan from 400,000 to 600,000 shares.

                 [_] FOR         [_] AGAINST       [_] ABSTAIN

                                      (Continued and to be signed on other side)

(Continued from other side)

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

  Please vote, date, and return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

                                            Dated: ______________________, 2001

                                            -----------------------------------

                                            -----------------------------------

                                                       Signature(s)

                                            Please sign exactly as your name
                                            appears hereon. If the stock is
                                            registered in the names of two or
                                            more persons, each should sign.
                                            Executors, administrators,
                                            trustees, guardians, and attorneys
                                            in-fact should add their titles.
                                            If signer is a corporation, please
                                            give full corporate name and have
                                            a duly authorized officer sign,
                                            stating title. If signer is a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.